EXHIBIT 99.1

             Datastream Systems, Inc. Announces Promotions

    GREENVILLE, S.C.--(BUSINESS WIRE)--Oct. 22, 2003--Datastream Systems, Inc. (Nasdaq: DSTM) today announced the promotion of two key executives. Effective immediately, Brad Stevens will be Vice President of North American Operations and John Sterling will be Executive Vice President of Worldwide Sales.
    Larry Blackwell, Datastream's chief executive officer, commented, "These promotions for Brad and John round out our senior management team, filling the responsibilities held by our previous chief operating officer."
    Mr. Stevens joined Datastream in March 2002 as Vice President of Marketing. He joined Datastream following careers with IBM, Lexis-Nexis and NxView Technologies focused on operations, strategy and marketing. Mr. Stevens has a bachelor's degree in economics and an MBA from the University of Illinois. Mr. Sterling has been with Datastream since 1987 in various sales and operational management positions. He is a graduate of The Citadel.

    About Datastream Systems, Inc.

    Datastream Systems, Inc. (NASDAQ: DSTM) provides Asset Performance Management software and services to enterprises worldwide, including more than 65 percent of the Fortune 500. Datastream's solutions combine world-class asset management functionality with advanced analytics to deliver a powerful platform for optimizing enterprise asset performance.
    By using Datastream's solutions, customers can maintain and manage capital assets - such as manufacturing equipment, vehicle fleets and buildings - and create analyses and forecasts so they can take action to improve future performance. Datastream's flagship product, Datastream 7i(TM), delivers a complete Asset Performance Management infrastructure by combining an Internet, web services architecture with broad enterprise asset management functionality, integrated procurement, advanced analytics and multi-site capability.
    Datastream was founded in 1986 and has customers in more than 140 countries. For more information, visit www.datastream.net.

    Datastream and Datastream 7i are marks of Datastream Systems, Inc. ("Datastream" or the "Company") or its subsidiaries. All other products or Company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

    CONTACT: SparkSource, Inc.
             Andy Murphy, 781-274-6061 x208
             investor@datastream.net